Exhibit 99.1

P&F INDUSTRIES EXTENDS SHARE REPURCHASE PROGRAM

MELVILLE, N.Y., Sept. 9, 2009 — P&F Industries, Inc. (Nasdaq:PFIN) today announced that its Board of Directors has extended the time during which the Company may purchase shares of its Class A Common Stock under its previously authorized share repurchase program by an additional year to September 30, 2010. The Company is authorized to purchase up to 127,100 shares remaining pursuant to such share repurchase program. The timing and amount of share repurchases, if any, will depend on business and market conditions, as well as legal and regulatory considerations, among other things. The Company can give no assurances as to when or whether it will repurchase any shares.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, and the Company’s debt and debt service requirements, and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. These risks could cause the Company’s actual results for the 2009 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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